EXHIBIT 99.1

                                                            AUTOLIV
                                                          ___________

     P R E S S    R E L E A S E

                    AUTOLIV INCREASES VERTICAL INTEGRATION
                    MAKES TENDER OFFER FOR WEBBING SUPPLIER

     (Stockholm, August 29, 1997) -- The Autoliv Group (NYSE: ALV and SSE: ALIV) - a worldwide leader in automotive safety - and Marling Industries p.l.c. - a world-leading supplier of seat belt webbing - have reached an agreement on the terms of a recommended cash offer, to be made by Enskilda Securities on behalf of Autoliv, to acquire the whole of the issued share capital of Marling. The Offer will be made on the basis of 17 pence in cash for each Marling Share and values the whole of the issued share capital of Marling at approximately POUND31 million (US $50 million).

     As is usual under UK practice, the Offer will become unconditional upon acceptance by the holders of not less than 90 percent of the Marling Shares (although Autoliv could reduce this requirement to not less than 50 percent of the shares) and satisfaction of certain other conditions. Autoliv has received irrevocable undertakings from the President and Directors of Marling and certain family interests as well as the largest shareholders to accept the Offer in respect of aggregate holdings amounting to 45,450,549 Marling Shares representing approximately 25 percent of the issued share capital of Marling Industries.

     Commenting on the Offer, Gunnar Bark, Chairman and Chief
     Executive Officer of Autoliv Inc., said:

     "The proposed acquisition of Marling is yet another step in our strategy of increased vertical integration. We have had a very long and productive business relationship with Marling as a supplier of webbing for our seat belts. It is therefore logical for us to make this Offer and we are pleased that our Offer has been recommended by the Marling Board. We look forward to welcoming Marling and its employees to our Group."

     Commenting on the Offer, Paddy Linaker, Chairman of Marling, said:

     "We believe that the Offer fairly recognizes Marling's value and not only provides shareholders with a substantial premium compared with the current share price but also ensures that Marling will benefit from being a part of the much larger Autoliv Group, a leading participant in the global car occupant restraint systems industry."
     _______________________________________________________________

     Autoliv Inc.                       Autoliv ASP Inc.
     Klarabergsviadukten 70, Sec. C     3350 Airport Road,
     P O Box 703 81, S-107 24           Ogden, UT 84405, USA
       Stockholm, Sweden                Tel +1 (801) 629-9800
     Tel +46 (8) 402-0600               Fax +1 (801) 625-4911
     Fax +46 (8) 24 44 79


     BACKGROUND TO AND REASONS FOR THE OFFER
     Autoliv currently holds a 20 percent investment in Marling's seat belt webbing division which operates from plants in the Netherlands, Australia and Canada with joint ventures in China and Malaysia.

     A number of other major manufacturers of car occupant restraint systems have their own seat belt webbing production and, through this Offer, Autoliv's management expects to ensure its own supply of webbing in the long term.

     The management of Autoliv believes that Marling's activities are complementary to those of Autoliv and as a result both groups should benefit from the proposed change of ownership.

     INFORMATION ON MARLING

     Marling also manufactures high performance industrial textiles, narrow fabrics and height safety systems.

     Marling's key markets are continental Europe, the UK, Australasia and the Americas and its customers include the world's major manufacturers of car occupant restraint systems. For the year ended 31 March 1997, Marling reported turnover of POUND 62.7 million (US $100 million) and operating profit before exceptional charges of POUND 3.5 million ($6 million). The loss before taxation and after exceptional items was POUND 5.2 million ($8 million). Marling's net assets and net debt as at 31 March 1997 were POUND 10.4 million ($17 million) and POUND 9.6 million ($16 million), respectively.

     In compliance with local regulations, the Offer will not be made, directly or indirectly, in or into, or by use of the mails or any other means or instrumentality (including, without limitation, facsimile transmission, telex or telephone) or interstate or foreign commerce of, or any facilities of a national securities exchange of, the United States, and will not be capable of acceptance by any such use, means, instrumentality or facilities or from within the United States. Nor will the Offer be made in or into Canada, Australia or Japan.

     Autoliv, Inc. manufactures airbags for driver, passenger and side-impact applications; inflatable knee bolsters, seat belts, pretensioners, steering wheels, seat components, child seats, sensors and electronics for virtually all major automotive manufacturers in the world. Autoliv Inc. has more than 50 wholly-owned subsidiaries and joint ventures with 16,000 employees in 25 vehicle-producing countries. In addition, the company has more research and development centers around the world, including 14 test tracks, than any other automotive safety supplier. Sales in 1996 amounted to US $ 3.2 billion and net income to US $ 174 million. The company's shares are listed on the New York Stock Exchange (NYSE: ALV), its Swedish Depository Receipts on the Stockholm Stock Exchange (SSE: ALIV) and its stock options on the Chicago Board of Option Exchange (CBOE: ALV).

     Enquiries:

     - Mats oedman, Director Investor Relations, tel. +46-8-402
     0623, or +46-708-320933 (mobile)
     ______________________________________________________________

     Autoliv Inc.                       Autoliv ASP Inc.
     Klarabergsviadukten 70, Sec. C     3350 Airport Road,
     P.O. Box 703 81, S-107 24          Ogden, UT 84405, USA
       Stockholm, Sweden                Tel +1 (801) 629-9800
     Tel +46 (8) 402-0600               Fax +1 (801) 625-4911
     Fax +46 (8) 24 44 79